Exhibit 1

XO Communications, LLC
$145,000,000 Senior Notes due April 15, 2009

Note Purchase Agreement

Dated as of March 13, 2008

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XO Communications, LLC
13865 Sunrise Valley Drive
Herndon, VA 20171
Senior Notes due April 15, 2009
Dated as of March 13, 2008
To the Purchasers listed in
   the attached Schedule A:
Ladies and Gentlemen:
     XO Communications, LLC, a Delaware limited liability company (the “Company"), agrees with each of the purchasers listed in the attached Schedule A (the “Purchasers") as follows:
SECTION 1. Authorization of Notes.
     Section 1.1. Authorization of Notes. The Company shall authorize the issue and sale of up to $145,000,000 aggregate principal amount of its Senior Notes due April 15, 2009 (the “Notes"). As used herein, the term “Notes” shall mean all notes originally delivered pursuant to this Agreement and any such notes issued in substitution therefor pursuant to Section 12 of this Agreement. The Notes shall be substantially in the forms set out in Exhibit 1 with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
     Section 1.2. Provisions Relating to the Notes. Unless interest is paid in cash as provided below, the unpaid principal amount of the Notes shall bear interest at the rate of 11.5% per annum, which amounts shall be capitalized and added to the principal amount of the Notes on April 15, 2008 and quarterly thereafter on July 15, 2008, October 15, 2008, January 15, 2009 and April 15, 2009 without further action on the part of the Company or any Purchaser (the “PIK Amount”). At the election of the Company and following approval by a majority of Holdings’ disinterested independent directors, interest on the unpaid principal amount of the Notes may be paid on a cash basis, in which case such interest shall accrue from the preceding interest payment date, at the rate of 9.5% per annum, and shall be payable on April 15, 2008 and quarterly in arrears thereafter on July 15, 2008, October 15, 2008, January 15, 2009 and April 15, 2009. All computations of interest shall be made on the basis of a 360-day year consisting of twelve 30-day months. To the extent permitted by law, any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest shall bear cash interest at the Default Rate.
SECTION 2. Sale and Purchase of Notes; Guaranty Agreement.
     Section 2.1. Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to each Purchaser and each Purchaser shall purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. Each Purchaser’s obligations hereunder are several and not joint, and no Purchaser shall have any obligation or liability to any Person for the performance or nonperformance by any other Purchaser hereunder.
     Section 2.2. Guaranty Agreement. The obligations of the Company hereunder and under the Notes are jointly and severally absolutely, unconditionally and irrevocably guaranteed by the Guarantors, pursuant to a Guaranty Agreement dated as of March 13, 2008 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Guaranty Agreement") substantially in the form of Exhibit 2.
SECTION 3. Closing.
     The sale and purchase of the Notes to be purchased by the Purchasers shall occur at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, at 10:00 a.m., New York, New York time, at a closing (the “Closing") on March 13, 2008 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers. At the Closing, the Company shall deliver to each Purchaser a single Note dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by wire transfer by such Purchaser of immediately available funds in the amount of the purchase price of such Note for the account of the Company. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment. If at the Closing any of the conditions specified in Section 5 shall not have been fulfilled to the Company’s satisfaction, the Company shall, at its election, be relieved of all further obligations under this Agreement. Subject to the satisfaction of the conditions set forth in this Agreement, the closing of any additional sale of the Notes (the “Subsequent Closing”) shall take place on or prior to April 15, 2008 and at such time and/or location(s) or by such other means, including transmission of signature pages by telecopy, as may be agreed upon by the additional purchasers of such Notes; provided that the representations and warranties to be delivered to any additional purchasers and the covenants to which such additional purchasers shall benefit shall be identical as those provided at the Closing.
SECTION 4. Purchaser’s Conditions to Closing.
     Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing or Subsequent Closing, of the following conditions:

     Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects when made and at the time of the Closing or Subsequent Closing, as appropriate.
     Section 4.2. Performance; No Default. The Company and each Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Guaranty Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Notes, no Default or Event of Default shall have occurred and be continuing.
     Section 4.3. Compliance Certificates.
     (a) Officer’s Certificate. (1) The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing or Subsequent Closing, as appropriate, in substantially the form attached as Exhibit 4.3(a)(1) hereto.
     (2) Each Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing or Subsequent Closing, as appropriate, in substantially the form attached as Exhibit 4.3(a)(2) hereto.
     (b) Secretary’s Certificate. (1) The Company shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement in substantially the form attached as Exhibit 4.3(b)(1) hereto.
     (2) Each Guarantor shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other corporate or similar proceedings relating to the authorization, execution and delivery of the Guaranty Agreement in substantially the form attached as Exhibit 4.3(b)(2) hereto.
     Section 4.4. Guaranty Agreement. The Guaranty Agreement shall have been duly authorized, executed and delivered by each Guarantor and shall be in full force and effect and such Purchaser shall have received a duly executed copy thereof.
     Section 4.5. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing or Subsequent Closing, as appropriate, one or more counsel to the Company and the Guarantors covering the matters set forth in Exhibit 4.5 and covering such other matters incident to the transactions contemplated hereby as such Purchaser may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to such Purchaser).
     Section 4.6. Purchase Permitted by Applicable Law, Etc. On the date of the Closing or Subsequent Closing, as appropriate, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject and (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System).

     Section 4.7. Waiver. The Company shall have received all requisite waivers under the Senior Secured Facility.
     Section 4.8. Funding Instructions. At least two Business Days prior to the date of any Closing or any Subsequent Closing, such Purchaser shall have received written instructions executed by an authorized financial officer of the Company directing the manner of the payment of funds and setting forth relevant payment details.
     Section 4.9. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser may reasonably request.
SECTION 5. Company’s Conditions to Closing
The Company’s obligations to sell the Notes to each Purchaser at the Closing is subject to the fulfillment to the Company’s reasonable satisfaction, prior to or at the Closing, of the following conditions:
     Section 5.1. Related Transactions. The Company shall have consummated the sale of $75,000,000 of the Notes scheduled to be sold pursuant to this Agreement in order to effect the Closing.
     Section 5.2. Fairness Opinion. The Special Committee of Independent Directors of Holdings, on behalf of Holdings, shall have received the written opinion (or oral opinion to be confirmed in writing) of the fairness to Holdings, from a financial point of view, of the consideration received from the sale of the Notes, based on the principal economic terms of the Notes, from its independent financial advisor, Cowen and Company, LLC, in such form as acceptable to the Special Committee of Independent Directors of Holdings.
SECTION 6. Representations and Warranties of the Company.
     In order to induce the Purchasers to enter into this Agreement, the Company represents and warrants to each Purchaser, on the Closing or Subsequent Closing, as appropriate, that, except as set forth on the Schedules hereto (whether or not a particular Schedule is described below), the following statements are true and correct:
     Section 6.1. Organization; Requisite Power and Authority; Qualification. Each of the Company and its Subsidiaries (i) is validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the Guaranty Agreement, as appropriate, and (iii) is qualified to do business and (to the extent applicable) in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.
     Section 6.2. Capital Stock and Ownership. The Capital Stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable.
     Section 6.3. Due Authorization. The execution, delivery and performance of this Agreement and the Guaranty Agreement have been duly authorized by all necessary action on the part of each party thereto (other than the Purchasers), including unanimous approval by the Special Committee of Independent Directors of Holdings.
     Section 6.4. No Conflict. Subject to Schedule 6.4, the execution, delivery and performance by the Company of this Agreement and the execution, delivery and performance by the Guarantors of the Guaranty Agreement and the consummation of the transactions contemplated thereunder do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to the Company or any of its Subsidiaries, any of the Organizational Documents of the Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Company or any of its Subsidiaries, except to the extent such violation would not have a Material Adverse Effect; (b) breach or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries, except to the extent such breach or default would not have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except to the extent such creation or imposition would not have a Material Adverse Effect; or (d) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries, which, in either case, has not been obtained, except to the extent such approval would not reasonably be expected to have a Material Adverse Effect.
     Section 6.5. Governmental Consents. Subject to Schedule 6.5, the execution, delivery and performance by each of the Company and the Guarantors of this Agreement and the Guaranty Agreement, as appropriate, to which it is a party and the consummation of the transactions contemplated hereunder do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except (a) for such of the foregoing that will have been made or obtained on or before the Closing or (b) where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
     Section 6.6. Binding Obligation. Each of this Agreement and the Guaranty Agreement has been duly executed and delivered by the Company and each of the Guarantors party thereto and is the legally valid and binding obligation of such entity, enforceable against such entity in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     Section 6.7. Financial Statements. Holdings has filed all financial statements required to be filed with the Securities and Exchange Commission.

     Section 6.8. No Material Adverse Change. Except as set forth on Schedule 6.8, since December 31, 2007, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     Section 6.9. Adverse Proceedings, etc. Except as set forth on Schedule 6.9 or as previously disclosed in a filing with the Securities and Exchange Commission, there are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon this Agreement, the Guaranty Agreement or any of the transactions contemplated hereby or thereby shall exist.
     Section 6.10. Payment of Taxes. All material tax returns and reports of the Company and its Subsidiaries required to be filed by any of them have been timely filed or caused to be filed, and all taxes shown on such tax returns to be due and payable, and all material assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid or caused to be paid when due and payable, except such taxes the amount, applicability or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. The Company knows of no proposed material tax assessment against the Company or any of its Subsidiaries that is not being actively contested by the Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     Section 6.11. No Defaults. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations in effect on the Closing, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.
     Section 6.12. Material Contracts. All contracts required to be filed by Holdings under Item 601 of Regulation S-K of the Securities and Exchange Commission have been filed with the Securities and Exchange Commission. All such material contracts are in full force and effect to the extent not terminated in accordance with their respective terms.
     Section 6.13. Governmental Regulation. Subject to Schedule 6.13, neither the Company nor any of the Guarantors is subject to regulation under any other federal or state statute or regulation which may render all or any portion of the Notes unenforceable. Neither the

Company nor any of its Subsidiaries is required to register as an investment company under the Investment Company Act.
     Section 6.14. Margin Stock. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Notes shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock and the making of the Notes does not and will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
     Section 6.15. Certain Fees. No broker’s or finder’s fee or commission shall be payable with respect hereto other than the fees, if any, paid to the financial and other advisors of Holdings and the Company and the financial and other advisors of the Special Committee of Independent Directors of Holdings.
     Section 6.16. Compliance with Statutes, etc. Each of the Company and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 6.17. Fairness Opinion. The Special Committee of Independent Directors of Holdings, on behalf of Holdings, has received the written opinion (or oral opinion to be confirmed in writing) of the fairness to Holdings, from a financial point of view, of the consideration received from the sale of the Notes, based on the principal economic terms of the Notes, from its independent financial advisor, Cowen and Company, LLC, in such form as acceptable to the Special Committee of Independent Directors of Holdings.
SECTION 7. Representations of the Purchasers.
     Section 7.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser and not with a view to the distribution thereof. Each Purchaser severally represents that it has not and will not enter into any contractual relationship with any distributor with respect to the distribution of the Notes, except with its Affiliates or with the prior written consent of the Company, that would cause Purchaser to be deemed an underwriter, as defined in Section 2(11) of the Securities Act.
     Section 7.2. No Registration under the Securities Act. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
     Section 7.3. Accredited Investor. Each Purchaser severally represents and warrants that it is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on ownership, sale, transfer or other disposition of the Notes.
SECTION 8. Payment of the Notes.
     Section 8.1. Required Prepayments. The Notes shall not be subject to any required prepayment and the entire unpaid principal amount of the Notes plus accrued and unpaid interest thereon shall be due and payable on the stated maturity thereof.
     Section 8.2. Optional Prepayments.
     (a) Optional Prepayments of Notes. The Company may, at its option, upon notice as provided below, prepay at any time all or part of the Notes in an amount not less than $5 million in aggregate principal amount and integral multiples of $1 million in excess of that amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus accrued and unpaid interest thereon.
     (b) Notice of Optional Prepayments. The Company shall give each holder of Notes to be prepaid under this Section 8.2 (with a copy to each other holder of Notes) written notice of each optional prepayment of Notes under this Section 8.2 not less than five business days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.
     Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.
     Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
SECTION 9. Affirmative Covenants.
     The Company covenants and agrees that until payment in full of all Notes, it shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 9.
     Section 9.1. Financial Statements and Other Reports. Holdings shall make all filings required to be made with the Securities and Exchange Commission.

     Section 9.2. Existence. Except as otherwise permitted under this Agreement, the Company shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, neither the Company nor any of its Subsidiaries shall be required to preserve any such existence, right or franchise, license or permit if the Company’s or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Person.
     Section 9.3. Payment of Taxes and Claims. The Company shall, and shall cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except for such non-compliance that could not reasonably be expected to result in a Material Adverse Effect, and provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor.
     Section 9.4. Insurance. The Company shall maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, except for such non-compliance that could not reasonably be expected to result in a Material Adverse Effect.
     Section 9.5. Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 9.6. Subsequent Guarantors. The Company shall use its commercially reasonable efforts to cause XO Communications Services, Inc. to execute promptly a joinder agreement to the Guaranty Agreement as soon as practicable following receipt of all necessary state regulatory approvals related to the granting of such Guaranty. Once such entity executes such joinder agreement to the Guaranty Agreement, it shall become a Guarantor for all purposes of this Agreement.
SECTION 10. Events of Default.
     An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

     (a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise;
     (b) the Company defaults in the payment of any interest on any Note for more than 10 Business Days after the same becomes due and payable;
     (c) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a) and (b) of this Section 10) and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer obtaining actual knowledge of such default and (2) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (c) of Section 10);
     (d) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $50,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists (which default or condition has not been cured or waived prior to any action being taken hereunder or under the Notes with respect to such default), and as a consequence of such default or condition such Indebtedness has become due and payable before its stated maturity or before its regularly scheduled dates of payment;
     (e) the Company or any Significant Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated or (6) takes corporate or other action for the purpose of any of the foregoing; or
     (f) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
     (g) any Guarantor that is a Significant Subsidiary defaults in the performance of or compliance with any term contained in the Guaranty Agreement and such default is not remedied within the period of grace, if any, allowed with respect thereto or the Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority or court that such agreement is invalid, void or unenforceable or any Guarantor that is a Significant Subsidiary shall contest or deny in writing the validity or enforceability of the Guaranty Agreement or any of its obligations thereunder.
SECTION 11.Remedies on Default, Etc.
     Section 11.1. Acceleration.
     (a) If an Event of Default with respect to the Company described in paragraph (e) or (f) of Section 10 (other than an Event of Default described in clause (1) of paragraph (e) or described in clause (6) of paragraph (e) by virtue of the fact that such clause encompasses clause (1) of paragraph (e)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
     (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in paragraph (a) or (b) of Section 10 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
     Upon any Note becoming due and payable under this Section 11.1, whether automatically or by declaration, such Note shall forthwith mature and the entire unpaid principal amount of such Note, plus all accrued and unpaid interest thereon shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
     Section 11.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 11.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 11.3. Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 11.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue cash interest on the Notes at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 15 and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 11.3 shall extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 11.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Guaranty Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 12, the Company shall pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 11, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
SECTION 12. Registration; Exchange; Substitution of Notes.
     Section 12.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.
     Section 12.2. Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver not more than five Business Days following surrender of such Note, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on or capitalized and added to the principal amount of such surrendered Note or dated the date of the surrendered Note if no interest shall have been paid on or capitalized and added to the principal amount thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $5,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

     Section 12.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be notice from such Purchaser of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or
     (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver not more than five Business Days following satisfaction of such conditions, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on or capitalized and added to the principal amount of such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid on or capitalized and added to the principal amount of such Note.
SECTION 13. Payments on Notes.
     Section 13.1. Home Office Payment. The Company shall pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office, in connection with any payment or prepayment in full of any Note. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser shall, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note pursuant to Section 12.2.
SECTION 14. Survival of Representations and Warranties; Entire Agreement.
     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and delivery of and payment for the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 15. Amendment and Waiver.
     Section 15.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, except as otherwise provided in Section 11 hereof.
     Section 15.2. Solicitation of Holders of Notes.
     (a) Solicitation. The Company shall provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with notice at least five business days in advance of which a decision is required with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company shall deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 15 to each holder of outstanding Notes promptly (but no later than five business days) following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
     (b) Payment. The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     (c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 15 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company or any Affiliate (or Person acting on their behalf) and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
     Section 15.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 15 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder, under the Guaranty Agreement or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

SECTION 16. Notices.
     Any notice or communication pursuant or related to this Agreement shall be deemed given if in writing (i) when delivered in person, (ii) five days after mailing when mailed by first class mail, (iii) when sent by facsimile transmission, with transmission confirmed or (iv) one day after sending when transmitted via Federal Express or other overnight courier service. Any such notice must be sent:
     (1) if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,
     (2) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
     (3) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
SECTION 17. Reproduction of Documents.
     This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves) and (c) financial statements, certificates and other information hereafter furnished to any holder of the Notes, may be reproduced by any holder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such holder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any holder of the Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 17 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 18. Confidential Information.
     For the purposes of this Section 18, “Confidential Information” shall mean information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser (other than disclosures pursuant to a confidentiality or other non-disclosure agreement with Holdings or the Company) prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf or (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary. Each Purchaser shall maintain the confidentiality of such Confidential Information, provided that such Purchaser may deliver or disclose

Confidential Information to (1) its directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 18, (2) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 18, (3) any other holder of any Note, (4) any Person to whom such Purchaser offers to sell any Note (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 18), (5) any Federal or state regulatory authority having jurisdiction over such Purchaser that requires access to such Confidential Information or (6) any other Person to which such delivery or disclosure may be necessary or appropriate in the opinion of such Purchaser’s counsel (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser (and, if not prohibited by applicable law, such Purchaser shall use commercially reasonable efforts to give notice to the Company thereof prior to such disclosure and, in any event, within a reasonable period of time thereafter), (ii) in response to any subpoena or other legal process (and, if not prohibited by applicable law, such Purchaser shall use commercially reasonable efforts to give notice to the Company thereof prior to such disclosure and, in any event, within a reasonable period of time thereafter), (iii) in connection with any litigation to which such Purchaser is a party (and, subject to clause (iv) below, if not prohibited by applicable law, such Purchaser shall use commercially reasonable efforts to give notice to the Company thereof prior to such disclosure and, in any event, within a reasonable period of time thereafter) or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or the Guaranty Agreement. Each holder of a Note, by its acceptance of a Note, shall be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 19 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder shall enter into an agreement with the Company embodying the provisions of this Section 18. The terms of this Section 18 shall not supersede, and shall be in addition to, any prior agreement, whether written or oral, between the Company or Holdings and any Purchaser with respect to the confidentiality of information related to the Company or Holdings.
SECTION 19. Substitution of Purchaser.
     Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 7. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 19), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 19), such word shall no longer be deemed to refer to such

Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.
SECTION 20. Submission to Jurisdiction.
     Each of the Company and each Purchaser hereby irrevocably consents and submits to the jurisdiction of any court located within the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York and irrevocably agrees that all actions or proceedings relating to this Agreement or the Notes may be litigated in such courts, and the Company irrevocably waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court. The Company hereby appoints the Corporation Service Company as the Company’s agent for the purpose of accepting service of process within the State of New York and agrees to retain the Corporation Service Company and consents that all such service of process be made by mail or messenger directed to the Corporation Service Company, at its office located at 1133 Avenue of the Americas, Suite 3100, New York, NY 10036, or at such other address of the Corporation Service Company, located in the State of New York, as may be designated by the Company by notice to each holder of Notes. Each Purchaser hereby appoints the entity listed on Schedule A hereto as the Purchaser’s agent for the purpose of accepting service of process within the State of New York and agrees to retain such entity and consents that all such service of process be made by mail or messenger directed to such entity, at its office noted on Schedule A hereto, or at such other address of such entity, located in the State of New York, as may be designated by such Purchaser by notice to the Company. Nothing contained in this Section 20 shall affect the right of any holder of Notes to serve legal process in any other manner permitted by law or to bring any action or proceeding in the courts of any jurisdiction against the Company to enforce a judgment obtained in the courts of any other jurisdiction.
SECTION 21. Miscellaneous.
     Section 21.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 21.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day.
     Section 21.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 21.4. Construction.
     (a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein,

so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
     (b) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made by the Company for the purposes of this Agreement, the same shall be done by the Company in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
     (c) This Agreement has been prepared by Dechert LLP, counsel to the Special Committee of Independent Directors of Holdings, on behalf of Holdings.
     Section 21.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 21.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York without regard to conflict of law principles (except for New York General Obligations Law Section 5-1401).
* * * * *

     The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.

Very truly yours,

XO Communications, LLC

By	/s/ Carl Grivener

Its Manager

The foregoing is hereby agreed
to as of the date thereof.
Arnos Corp.

By	/s/ Keith Cozza

	Its	Authorized Signatory

DEFINED TERMS
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Adverse Proceeding” shall mean any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Responsible Officer, threatened against or affecting Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries.
     “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, provided, however, no Person shall be considered an Affiliate of the Company or its Subsidiaries if neither the Company nor one of its Subsidiaries owns any equity interest in such Person.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
     “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated including, without limitation, phantom stock or stock appreciation rights) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
     “Closing” is defined in Section 3.
     “Company” shall mean XO Communications, LLC, a Delaware limited liability company, or any successor thereto.
     “Confidential Information” is defined in Section 18.
     “Contractual Obligation” shall mean, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” shall mean that rate of cash interest that is 11.5%.
Schedule B
(to Note Purchase Agreement)

     “Event of Default” is defined in Section 10.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Financial Officer Certification” shall mean, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of the Company that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
     “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental Authority” shall mean any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
     “Governmental Authorization” shall mean any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “Guarantor” shall mean: Holdings; Telecommunications of Nevada, LLC; V&K Holdings, Inc.; XO International Holdings, Inc.; XO International, Inc.; XO Services, Inc.; and XO Nevada Merger Sub, Inc. For purposes of this Agreement, the term Guarantor shall also include any entity that becomes party to the Guaranty Agreement by joinder after the date hereof commencing on the date of execution of any such joinder.
     “Guaranty Agreement” is defined in Section 2.2.
     “holder” shall mean, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 12.1.
     “Holdings” shall mean XO Holdings, Inc., a Delaware corporation.
     “Indebtedness” shall mean, with respect to any Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent (1) in respect of borrowed money, (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (for reimbursement agreements in respect thereof) or (3) in respect of banker’s acceptances.
     “Investment Company Act” shall mean the Investment Company Act of 1940, as amended.
     “Lien” shall mean (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
     “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Significant Subsidiaries, taken as a whole, (b) the ability of the Company to perform its material obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement, the Guaranty Agreement or the Notes.
     “Notes” is defined in Section 1.1.
     “Officer’s Certificate” shall mean a certificate of a Senior Financial Officer or of any other officer of the Company or a Guarantor, as applicable, whose responsibilities extend to the subject matter of such certificate.
     “Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or the Guaranty Agreement requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
     “Person” shall mean natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
     “PIK Amount” is defined in Section 1.2.
     “Purchasers” is defined in the preamble to this Agreement.
     “Required Holders” shall mean, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding.
     “Responsible Officer” shall mean the Chief Executive Officer of Holdings, the Chief Financial Officer of Holdings, the General Counsel of Holdings.
     “Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as

“securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Senior Financial Officer” shall mean the chief financial officer, principal accounting officer, director of global finance, treasurer or comptroller of the Company.
     “Senior Secured Facility” shall mean the Amended and Restated Credit and Guaranty Agreement, dated as of January 16, 2003 (as amended, supplemented or otherwise modified through the date hereof), by and among XO Communications, LLC (as successor by merger to XO Communications, Inc.), certain affiliates and subsidiaries of XO Communications, LLC, as guarantors, the lenders party thereto from time to time and Mizuho Corporate Bank, Ltd., as Administrative Agent.
     “Significant Subsidiary” shall mean a Subsidiary, i.e., a “restricted subsidiary”, that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X or is otherwise designated a Significant Subsidiary by the Company; provided that the relevant percentage of consolidated revenues, consolidated assets and consolidated net income of the Company and its Subsidiaries which are measured for purposes of this definition shall be 1%, and not as otherwise specified in such Rule.
     “Subsequent Closing” is defined in Section 3.
     “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Notwithstanding the foregoing, for purposes of Sections 6 and 9, Holdings and V&K Holdings, Inc. shall be deemed to be Subsidiaries.
     “Tax” shall mean any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

Form of Note
This note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. neither this note nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration unless such transaction is exempt from, or not subject to, the registration requirements of the Securities Act.
XO Communications, LLC
Senior Note due April 15, 2009

No.	, 2008
$
     For Value Received, the undersigned, XO Communications, LLC (herein called the “Company"), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to                     , or registered assigns, the principal sum of                      Dollars on April 15, 2009. Unless interest is paid in cash as provided below, the unpaid principal amount of the Notes shall bear interest at the rate of 11.5% per annum, which amounts shall be capitalized and added to the principal amount of the Notes on April 15, 2008 and quarterly thereafter on July 15, 2008, October 15, 2008, January 15, 2009 and April 15, 2009 without further action on the part of the Company or any Purchaser (the “PIK Amount”). At the election of the Company and following approval by a majority of Holdings’ disinterested independent directors, interest on the unpaid principal amount of the Notes may be paid on a cash basis, in which case such interest shall accrue from the preceding interest payment date, at the rate of 9.5% per annum, and shall be payable on April 15, 2008 and quarterly in arrears thereafter on July 15, 2008, October 15, 2008, January 15, 2009 and April 15, 2009. All computations of interest shall be made on the basis of a 360-day year consisting of twelve 30-day months. To the extent permitted by law, any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest shall bear cash interest at the Default Rate, as defined in the Note Purchase Agreement.
     Payments of principal of and interest on this Note are to be made in lawful money of the United States of America to the holder hereof at the address set forth in the Note Purchase Agreement referred to below.
     This Note is one of the Senior Notes due April 15, 2009 (herein called the “Notes") issued pursuant to that certain Note Purchase Agreement dated as of March 13, 2008 (as from time to time amended, the “Note Purchase Agreement"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note shall be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 18 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 7 of the Note Purchase Agreement.
Exhibit 4.5
(to Note Purchase Agreement)

     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount (after giving effect to any accrued interest added to the principal thereof) shall be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
     This Note is subject to optional prepayment, in whole or in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without regard to conflict of law principles (except for New York General Obligations Law Section 5-1401).

XO Communications, LLC

By

Its